EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm(s) and Financial Statements” and “Appendix K – Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, dated October 23, 2024, and included in this Pre-Effective Amendment No. 3 to the Registration Statement (Form N-1A, File No. 333-278691) of MFS Active Exchange Traded Funds Trust (the “Registration Statement”).

We also consent to the use of our report dated October 15, 2024, with respect to the financial statements of MFS Active Value ETF (a series of MFS Active Exchange Traded Funds Trust) as of September 16, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ Ernst & Young LLP

Boston, Massachusetts

October 22, 2024